EXHIBIT 10.7

                        SEVERANCE AGREEMENT

     This Severance Agreement is entered into this ____ day of July, 1997 between Tejon Ranch Co., a Delaware corporation (the "Company") and _______ (the "Executive").
                         R E C I T A L S
     The Company considers it essential and in the best interest of its stockholders to foster the continuous employment of key management personnel. The Company further recognizes that, as in the case of many publicly held corporations, the possibility of a change of control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may create concerns for, and the distraction of, management personnel and may even result in departures which might have otherwise not have taken place, all to the detriment of the Company and its stockholders. The Company now desires to take steps to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company.
                        A G R E E M E N T

     1. Payment of Severance Benefits Upon Change of Control. In the event of a Change of Control of the Company (as defined in Section 3) during the two-year period from the date of this Agreement, Executive shall be entitled to the Severance Benefits set forth in Section 2, but only if:
          (a) the Executive's employment by the Company or the successor owner of its business is terminated by the Company or such successor without Cause (as defined in Section 4) during the two years after the occurrence of the Change of Control;
          (b)  the Executive terminates his or her
     employment with the Company or its successor for Good Reason (as defined in Section 5) during the two years after the occurrence of the Change of Control;
          (c) the Executive's employment by the Company is terminated by the Company within three months prior to the Change in Control and such termination (i) was at the request of a third party who had taken steps to effect the Change in Control at the time of the request or (ii) otherwise arose in connection with or in anticipation of the Change in Control; or
          (d)  the Executive terminates his or her
     employment with the Company for Good Reason during the period commencing three months prior to the Change in control and the event referred to in Section 5(a), (b) or (c) constituting Good Reason (i) occurs at the request of a third party who had taken steps to effect the Change in Control at the time of the request or
     (ii) otherwise arose in connection with or in anticipation of the Change in Control.

     Any resignation by the Executive at the request of the Board of Directors shall be treated as a termination by the Company pursuant to (a) or (c) above (whichever is applicable) but shall not necessarily mean that the requirements of (c)(i) or (ii) have been satisfied. The effective date of any termination of employment referred to in (a) or (c) above shall be the date specified by the Company or the successor owner of its business, and the effective date of any termination of employment referred to in (b) or (d) above shall be the date specified in the notice of termination delivered pursuant to Section 5 or, if no date is specified in the notice, the date specified by the Executive orally or, if no such date is specified orally, the date the Executive ceases working for the Company or the successor owner of its business on a full time basis.

     2.   Definition of Severance Benefits.

          2.1 Amount of Benefits. Except as provided in Section 2.2, the Severance Benefits referred to in Section 1 shall include and be limited to the following:
               (a)  continuation of payments equal to the
     Executive's base salary (at the greater of the rate in effect immediately prior to the Change in Control or the rate in effect immediately prior to the termination of his or her employment) for a period of 30 full months after the effective date of termination of the Executive's employment as described in Section 1, such payments to be made on the same dates the Executive's salary would have been paid if his or her employment had not terminated;
               (b)  payments equal to the Executive's Three-
     Year Average Bonus (as defined in Section 6), for each of the two full fiscal years commencing after the effective date of the termination of his or her employment plus a payment equal to [up to one-half] of the Executive's Three-Year Average Bonus for the third full fiscal year commencing after such termination, such payments to be made on the dates the Executive's bonuses for those years would have been paid if his or her employment had not terminated;
               (c) a payment equal to either (i) a prorated portion of the Executive's bonus for the year in which the effective date of termination of the Executive's employment occurs based upon the number of days in the year prior to such termination of employment as compared to the full year, but only if all performance and other criteria for earning the bonus have been satisfied as of the date of termination (other than the criterion that the Executive continue to be employed) or (ii) if such performance criteria have not been established or satisfied as of the effective date of termination, then such prorated portion of the Executive's Three-Year Average Bonus, such payment to be made in the case of either (i) or (ii) above on the date the Executive's bonus for the year of termination would have been paid if his or her employment had not terminated;
               (d)  continuation of the Company's
     contribution to health and life insurance benefits for the period from the effective date of termination of employment until the earlier of expiration of the period of salary continuation referred to in (a) above or the date the Executive becomes employed on a full-time basis by another employer and is covered by a medical plan provided by such employer with no remaining applicable exclusions for pre-existing conditions;
               (e) if the Executive has the right to use of a Company car or a country club membership at the expense of the Company, continuation of such use for a period of three months after the effective date of termination of the Executive's employment; and
               (f)  if the Executive's principal residence
     is a house owned and provided by the Company, continuation of the use of such residence rent-free for a period of three months after termination of Executive's employment, the right to rent such residence for an additional three months at a monthly rent of $750 and the right to rent such residence for an additional two months at a monthly rental of $1,500.

     In addition to the foregoing Severance Benefits, the Executive will continue to be entitled to his or her benefits under the Company's existing Pension Plan and Supplemental Executive Retirement Plan as determined in accordance with the terms of those plans taking into account the termination of the Executive's employment. If the Executive has been credited with more than 15 years of service under such plans as of the effective date of termination of his or her employment, he or she shall also be credited with additional years of service under the plans for the period of salary continuation referred to in (a) above to the extent such credit is permitted by the plans.

     Notwithstanding (a) through (f) above, in the case of a termination of employment prior to the occurrence of a Change of Control, the Company shall have no obligation to pay or provide any Severance Benefits prior to the occurrence of the Change of Control and, to the extent
     Section 1(c) or (d) applies, the amount of Severance Benefits shall be determined as if the Executive's employment terminated effective upon the occurrence of the Change of Control, except that the Company shall have no obligation to provide the benefits in (e) or (f) above to the extent that, upon the occurrence of the Change in Control, those benefits would have already terminated had they commenced on the date of termination of employment..

     Notwithstanding (b) and (c) above, the benefits set forth in those subparagraphs shall not be payable if the Executive had been advised, prior to the Change in Control, that he or she would not be eligible to earn a bonus for the year in which the termination of employment becomes effective.

          2.2 Reduction of Amount of Severance Benefits In the event the Company determines that payment of any of the Severance Benefits would result in the imposition of any tax imposed by Section 4999 of the Internal Revenue Code of 1986 (or any successor statute) and the regulations thereunder, the Severance Benefits shall be reduced to such extent as the Company determines is necessary to avoid the imposition of any such tax. Such reductions shall first be made in the bonus payments referred to in Section 2.1(b) in reverse chronological order and thereafter, if necessary, to the payments referred to in Section 2.1(c) and the salary payments referred to in Section 2 (a) in that order of priority and each in reverse chronological order.

          2.3 Resolution of Disagreements. The Company shall make its determination as to whether any reduction in Severance Benefits is required pursuant to Section 2.2 within 15 days after the termination of the employment of the Executive and again promptly after the Executive exercises any stock options and shall deliver to the Executive written notice of the determination together with the Company's detailed calculations supporting its conclusion. If the Executive does not agree with the Company's determination, he or she shall notify the Company in writing of that disagreement within 30 days after receipt of the Company's notice and detailed calculations. Failure to give such notice of disagreement shall be deemed to constitute acceptance of the determination by the Company and such determination shall become final and binding on the parties. The notice by the Executive shall set forth in reasonable detail why the Executive disagrees with the determination made by the Company and shall be accompanied by the Executive's detailed calculations supporting his or her conclusion. If the Company and the Executive have not resolved their disagreement within ten days after the Company receives the Executive's notice and detailed calculations, the Company and the Executive shall refer the matter to the firm then serving as the independent certified public accountants of the Company, whose determination shall be final and binding on both parties. The Company will endeavor to cause the accounting firm to give both the Executive and the Company written notice of its determination accompanied by its detailed calculations. If the Company does not then have a firm serving as its independent certified public accountants or if the firm then serving in that capacity refuses to resolve the matter or fails to provide written notice of its determination accompanied by its detailed calculations within 30 days after the matter is referred to it, then either party will have the right to commence an arbitration pursuant to
     Section 13 to resolve the matter. The fees and expenses of the accounting firm will be paid by the Company.

     If the Company determines that payment of the full Severance Benefits will result in the imposition of a tax as provided above, the Company will have the right to withhold from the payment of Severance Benefits the amount of any reduction determined by it in accordance with Section 2.2. If the Executive disagrees with the determination by the Company, the Company shall have the right to continue to withhold the payments of such amounts until the matter is finally resolved. If such resolution indicates that the Company's determination was incorrect, the Company shall promptly pay to the Executive any amount of Severance Benefits which should not have been withheld, with interest for the period that the payment was withheld at the reference rate then in effect of the Bank of America National Trust and Savings Association. If such final resolution indicates that the Company did not withhold sufficient funds from the payment of Severance Benefits, the Executive shall promptly refund to the Company any amount which should have been withheld with interest determined as provided above.

     3.   Definition of Change of Control.

          3.1 Events Constituting Change of Control. For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if any one of the following events occurs:
               (a)  except as provided in Section 3.3, the
     acquisition by any person or group of beneficial ownership of 28% or more of the outstanding shares of Common Stock of the Company or, if there are then outstanding any other voting securities of the Company, such acquisition of 28% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but only if at the time of the acquisition or within one year thereafter the Board of Directors of the Company (if the Company continues to own its business), or the Board of Directors of any successor owner of its business consists of a majority of directors who are not Incumbent Directors;
               (b)  the Company sells all or substantially
     all of its assets (or consummates any transaction having a similar effect) or the Company merges or consolidates with another entity or completes a reorganization, except that:

(i) no such transaction shall be deemed to constitute a Change of Control if the holders of the voting securities of the Company outstanding immediately prior to the transaction own immediately after the transaction in approximately the same proportions more than 72% of the combined voting power of the voting securities of the entity purchasing the assets or surviving the merger or consolidation or, in the case of a reorganization, more than 72% of the combined voting power of the voting securities of the Company; and

(ii) no such transaction shall be deemed to constitute a Change of Control if:

          (A) the holders of the voting securities of the Company outstanding immediately prior to the transaction own immediately after the transaction in approximately the same proportions less than 72% but more than 50% of the combined voting power of the voting securities of the entity purchasing the assets or surviving the merger or consolidation or, in the case of a reorganization, less than 72% and more than 50% of the combined voting power of the voting securities of the Company unless

         (B) at the time of the acquisition or within one year thereafter the Board of Directors of the Company (if the Company continues to own its business), or the Board of Directors of any successor owner of its business consists of a majority of directors who are not Incumbent Directors;
     (c)  the Company is liquidated; or
     (d) The Board of Directors of the Company (if the Company continues to own its business) or the board of directors or comparable governing body of any successor owner of its business
(as a result of a transaction which is not itself a Change of Control) consists of a majority of directors or members who are not Incumbent Directors.

For purposes of this Agreement, any Change of Control as a result of an event described in (a), (b), (c) or (d) above will be deemed to have occurred upon the occurrence of the event unless in the case of (a) or (b)(ii) the requisite change in the majority of the Board of Directors of the Company or the successor owner of its business does not occur at that time, in which event the Change of Control, if any, will be deemed to occur upon such change in the majority of such Board of Directors (provided that such change occurs within the one year period referred to above).

3.2  Definition of Incumbent Directors.  For purposes of Section
3.1 and subject to the last sentence of this Section 3.2, "Incumbent Directors" includes only those persons who are:
(i) serving as directors of the Company on the date of this Agreement,
(ii) elected by a majority of the directors referred to in (i) or selected by a majority of such directors to be nominated for election by the stockholders and are elected or
(iii) elected by a majority of the directors referred to in (i) and (ii) or selected by a majority of such directors to be nominated for election by the stockholders and are elected.

Notwithstanding the foregoing, directors elected or selected as provided in (ii) or (iii) above after an event described in
Section 3.1 (a) or 3.1(b)(ii) shall not be Incumbent Directors unless they satisfy all of the following requirements:
 (A) they were elected to fill a vacancy resulting from the resignation of or the failure to re-nominate a director who is then 70 years of age or older or to replace a director who has died or ceases to be a director (by resignation, removal or otherwise) as a result of physical or mental disability;
(B) they are not, officers, directors or employees of (or hold any comparable position with respect to), or have record or beneficial ownership of more than one percent (1%) of the outstanding shares or other equity interests of, any person or member of any group which acquires Common Stock or other voting securities of the Company as described in Section 3.1(a) or 3.1(b)(ii) or any affiliate of any such person or member, or a spouse or relative of any such officer, director, employee, record or beneficial owner, person, member of a group or affiliate;
(C) during the five years prior to their becoming directors, they have not had any relationship with any person or member of any group which acquires Common Stock or other voting securities of the Company as described in Section 3.1(a) or 3.1(b)(ii) or any affiliate of any such person or member that would be required by Item 404(b) of Regulation S-K or any successor provision to be disclosed in a proxy statement for such person, member or affiliate if such person, member or affiliate were subject to the rules of the Securities and Exchange Commission applicable to the solicitation of proxies and had solicited proxies for a fiscal year while, or the fiscal year immediately after, such relationship existed; and
(D) they have not been suggested, designated or selected for nomination as a director by any officer, director, employee, record or beneficial owner, person, member of a group, affiliate, spouse or relative referred to in (B) above (except that merely participating as a director of the Company in a vote of the directors of the Company to elect, nominate or designate for nomination a candidate for a directorship shall not mean that the candidate was "suggested, designated or selected for nomination" by such director within the meaning of this Clause D).

3.3 Exception for Certain Acquisitions of Stock. Section 3.1(a) shall not include any acquisition of beneficial ownership of Common Stock or other voting securities of the Company (i) directly from the Company or (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company. In the event of the redemption of outstanding shares of Common Stock or other voting securities by the Company, any resulting increase in the percentage of outstanding shares or other voting securities beneficially owned by any person or group shall be taken into account in determining whether the percentage in Section 3.1(a) has been met or exceeded except as provided in the following sentence. No acquisition of additional outstanding shares of Common Stock or other voting securities of the Company by Ardell Investment Company, M.H. Sherman Company, The Times Mirror Company or the Times Mirror Foundation and no increase in the percentage of outstanding shares or other voting securities beneficially owned by any of them resulting from any redemption of shares or other voting securities by the Company shall result in a Change of Control pursuant to Section 3.1(a) unless, in either case, the resulting increase in the percentage of beneficial ownership of Ardell Investment Company and M. H. Sherman Company in the aggregate or by The Times Mirror Company and the Times Mirror Foundation in the aggregate exceeds 10%.

3.4 Definition of Person, Acquisition, Group and Beneficial Ownership. For purposes of this Agreement the term "person" shall have the meaning set forth in the Securities Exchange Act of 1934 and the terms "acquisition," "group, " and "beneficial ownership" shall have the meanings set forth in Rules 13d-3 and 13d-5 of the Rules of the Security and Exchange Commission adopted under the Securities Exchange Act of 1934.

4. Definition of Termination for Cause. The Executive's employment shall be deemed to have been terminated for "Cause" if such employment terminates as a result of:
     (a)  the death of the Executive;
     (b) the Executive becoming unable to perform the essential duties of his or her position, even with reasonable accommodation, as a result of any physical or mental condition for a period of more than ninety (90) consecutive days or for ninety (90) nonconsecutive days in any three hundred sixty five
(365) day period; or
     (c) the Executive's professional dishonesty; willful misconduct; breach of fiduciary duty involving self-dealing or personal profits; intentional failure to perform duties or abide by Company policies, in each case to the extent such duties or policies have been communicated to the Executive in writing or their existence is otherwise known to the Executive and the Executive has not cured such failure within a reasonable time after notice of such failure is given to him or her; conviction, entry of a plea of guilty or nolo contendere in connection with any alleged violation or an actual violation of any law, rule, regulation (other than traffic violations or similar offenses) or any cease-and-desist or other court order; involvement in any legal proceeding which, in the opinion of legal counsel to the Company, would be required to be disclosed pursuant to Item 401(d) of Regulation S-K of the Securities and Exchange Commission; any non-prescription use of any controlled substance or the use of alcohol or any other non-controlled substance which the Board of Directors of the Company reasonably determines renders the Executive unfit to serve in his or her capacity as an officer of the Company; or any act or omission which has a material adverse effect on the public image, reputation or integrity of the Company.

5. Definition of "Good Reason." For purposes of this Agreement the Executive shall be deemed to have terminated his or her employment for "Good Reason" if such a termination results from:
     (a) a substantial reduction in the duties and responsibilities of the Executive below those he or she had in the position he or she held immediately prior to the Change in Control;
     (b) the Company shall require the Executive to have as his or her principal location of work any location which is not within 75 miles of Lebec, California;
     (c) the Company shall (i) reduce the base salary of the Executive by more than 5% or (ii) change the objective criteria for calculating the annual bonus that can be earned by the Executive or, if no such objective criteria exist, change the amount of the annual bonus such that, in either case, the Executive cannot reasonably be expected to earn in salary and bonus combined (taking into account any reduction in salary referred to in (i) above) at least 90% of the average amount he or she had earned in salary and bonus combined for the last three full fiscal years preceding the year for which the bonus is changed or such lesser number of full fiscal years during which the Executive has been employed by the Company; or
     (d) the Company fails to require a successor to expressly assume this Agreement as required in Section 9 below.

If objective criteria for calculating the amount of the annual bonus of the Executive are not established prior to or during the year for which the bonus is paid, then the calculatlion in
(c)(ii) above shall be based on the actual amount of the bonus when it is determined and the 180 day period referred in the following paragraph shall not begin to run until the amount of the bonus is known to the Executive.

Notwithstanding the foregoing, none of the events referred to in
(a) through (c) above shall constitute Good Reason unless the Executive gives written notice to the Company of his or her election to terminate his or her employment for such reason within 180 days after he or she becomes aware of the existence of facts or circumstances constituting Good Reason. Such notice shall set forth in reasonable detail the facts and circumstances constituting the Good Reason and, if the Good Reason is a curable condition, shall provide the Company with 30 days to cure such condition. The notice shall also specify the date when the termination of employment is to become effective (if the Good Reason is not curable or is curable and not cured within the 30 days), which date shall be not less than 60 days and not more than 180 days from the date the notice is given.

6. Definition of "Three-Year Average Bonus." For purposes of determining the amount of the Severance Benefit referred to in
Section 2.1(b) and (c) (subject to the last paragraph of Section 2.1), an Executive's "Three-Year Average Bonus" shall be deemed to be the average of the bonuses paid for the three most recent full fiscal years preceding the date of termination of the Executive's employment, or, if the Executive was not an executive officer of the Company during such three year period or could not have earned a bonus during such three year period, then (subject to the last paragraph of Section 2.1) the average annual bonus for such shorter time that he or she was an executive officer of the Company and could have earned a bonus. Notwithstanding the foregoing, if all performance and other criteria for earning the bonus for the year in which termination of the Executive's employment occurs have been satisfied as of the effective date of such termination (other than the criterion that the Executive continued to be employed), then the full bonus for that year and the two most recent full fiscal years shall be averaged to determine the Three-Year Average Bonus.

7. Employment At Will. The employment relationship contemplated by this Agreement is an at will relationship under which either the Executive or the Company has the right at any time to terminate the employment relationship with or without Cause or Good Reason and without notice, subject only to the payment of the Severance Benefits set forth in Section 2 to the extent that they become payable under the terms of this Agreement. Nothing in this Agreement is intended to create a term of employment for a period of years or otherwise.

8. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for in this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer, except as provided in Section 2.1(d). Notwithstanding the foregoing, in the event that the Executive is entitled, by operation of any applicable law, to unemployment compensation benefits or benefits under the Worker Adjustment and Retraining Act of 1988 (known as the "WARN" Act) in connection with the termination of his or her employment in addition to those required to be paid to him or her under this Agreement, then to the extent permitted by applicable statutory law governing severance payments or notice of termination of employment, the Company shall be entitled to offset the amounts payable hereunder by the amounts of any such statutorily mandated payments.

9. Assumption of Agreement. The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Agreement.

10. Assignment and Successors in Interest. This Agreement is personal to the Executive and is not assignable by him or her. This Agreement shall inure to the benefit of and be enforceable by the Executive and his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

11. Withholding Taxes. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

12. Covenants of Executive. During the period that Executive is receiving payments described in Section 1(a) above, he or she will not solicit any employees to accept employment for any other person or entity and will not disclose to any person or entity, except as necessary to enforce this Agreement or as required by law, any information concerning the Company or its business that Executive knows to be of a confidential or non-public nature.

13. Notice. All notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, in the case of the Company to an executive officer other than the Executive, or when mailed by United States mail, postage prepaid, return receipt requested, addressed, in the case of the Company to 4436 Lebec Road, Lebec, California 93243 or, in the case of the Executive to the address set forth beneath his or her signature hereto, or such other address as may be provided by either party as to himself, herself or itself in the manner set forth above.

14. Arbitration. Except as provided in Section 2.3, all disputes or controversies arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles or Bakersfield, California in accordance with the rules of the American Arbitration Association then in effect, provided that the arbitrator or arbitrators shall decide the dispute or controversy in accordance with California law as applied to this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California applicable to the agreements between residents of California to be performed entirely within California.

16. Attorneys' Fees. In the event of any litigation or arbitration arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his, her or its reasonable attorneys' fees incurred in connection therewith.

17. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, commitments, communications, representations, or warranties, whether oral or written.

18. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by parties hereto. No waiver by either party hereto at any time of any breach by the other party or of any right or remedy under this Agreement shall constitute a waiver of any other breach, right or remedy, whether or not similar in nature.

19. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

TEJON RANCH CO. By:                           (Address)